Exhibit 4.1

BOLAGSORDNING FÖR CALLIDITAS THERAPEUTICS AB

ARTICLES OF ASSOCIATION OF CALLIDITAS THERAPEUTICS AB

Org.nr 556659-9766

Reg. no. 556659-9766

Antagen på årsstämma den 30 maj 2023.

Adopted at the annual general meeting held on 30 May 2023.

1 §	Företagsnamn / Business name

Bolagets företagsnamn är Calliditas Therapeutics AB. Bolaget är publikt (publ).

The business name of the company is Calliditas Therapeutics AB. The company is a public company (publ).

2 §	Styrelsens säte / Registered office of the company

Styrelsen har sitt säte i Stockholm.

The registered office of the company is situated in Stockholm, Sweden.

3 §	Verksamhet / Objects of the company

Bolaget ska, direkt eller genom dotterbolag, bedriva forskning och utveckling samt tillverkning och försäljning av läkemedel och medicintekniska produkter, äga och förvalta aktier och andra värdepapper samt annan lös och fast egendom, samt därmed förenlig verksamhet.

The company shall, directly or through subsidiaries, conduct research and development as well as the manufacture and sale of pharmaceuticals and medical devices, own and manage shares and other securities as well as other movable and immovable property, as well as business associated therewith.

4 §	Aktiekapital och antal aktier / Share capital and number of shares

Aktiekapitalet ska utgöra lägst 1 000 000 kronor och högst 4 000 000 kronor. Antalet aktier ska vara lägst 25 000 000 stycken och högst 100 000 000 stycken.

The share capital shall be not less than SEK 1,000,000 and not more than SEK 4,000,000. The number of shares shall be not less than 25,000,000 and not more than 100,000,000.

Aktier kan utges i två serier, stamaktier och C-aktier. Stamaktier medför en (1) röst per aktie och C-aktier medför en tiondels (1/10) röst per aktie. Aktier av varje aktieslag kan utges till ett antal motsvarande hela aktiekapitalet.

The shares shall be issued in two classes, ordinary shares and C-shares. Ordinary shares shall entitle the holder to one (1) vote per share, whereas C-shares shall entitle the holder to one tenth (1/10) vote per share. Shares of each class may be issued in a quantity corresponding to the entire share capital of the company.

C-aktier berättigar inte till vinstutdelning. Vid bolagets upplösning berättigar C-aktier till lika del i bolagets tillgångar som övriga aktier, dock inte med högre belopp än vad som motsvarar aktiens kvotvärde.

Holders of C-shares are not entitled to dividends. Upon the company’s liquidation, C-shares carry equivalent right to the company’s assets as other shares, however not to an amount exceeding the quota value of the share.

Beslutar bolaget att genom kontantemission eller kvittningsemission ge ut nya aktier ska en gammal aktie ge företrädesrätt till ny aktie av samma aktieslag i förhållande till det antal aktier innehavaren förut äger (primär företrädesrätt). Aktier som inte tecknas med primär företrädesrätt ska erbjudas samtliga aktieägare till teckning (subsidiär företrädesrätt). Om inte sålunda erbjudna aktier räcker för den teckning som sker med subsidiär företrädesrätt, ska aktierna fördelas mellan tecknarna i förhållande till det totala antal aktier de förut äger i bolaget. I den mån detta inte kan ske vad avser viss aktie / vissa aktier, sker fördelning genom lottning.

Where the company resolves to issue new shares by way of a cash issue or a set-off issue, one old share shall entitle the holder to pre-emption rights to one new share of the same class pro rata to the number of shares previously owned by the holder (primary pre-emption rights). Shares that are not subscribed for pursuant to primary pre-emption rights shall be offered to all shareholders for subscription (subsidiary pre-emption rights). Unless shares offered in such manner are sufficient for the subscription which takes place pursuant to subsidiary pre-emption rights, the shares shall be allotted among the subscribers pro rata to the total number of shares previously owned. Where this is not possible with respect to a particular share(s), shares shall be allotted through drawing of lots.

Vad som sagts ovan ska inte innebära någon inskränkning i möjligheten att fatta beslut om kontantemission eller kvittningsemission med avvikelse från aktieägares företrädesrätt.

The provisions above shall not entail any restrictions on the possibility for the company to adopt a resolution regarding a cash issue or set-off issue without regard to shareholders’ pre-emption rights.

Vad som föreskrivs ovan om aktieägares företrädesrätt ska äga motsvarande tillämpning vid emission av teckningsoptioner och konvertibler.

The provisions above regarding shareholders’ pre-emption rights shall apply mutatis mutandis to an issue of warrants or an issue of convertible instruments.

Beslutar bolaget att genom kontant- eller kvittningsemission ge ut aktier av endast ett aktieslag, ska samtliga aktieägare, oavsett aktieslag, ha företrädesrätt att teckna nya aktier i förhållande till det antal aktier som de förut äger.

Where the company resolves to issue only one class of shares by way of a cash issue or set-off issue, all of the shareholders, irrespective of the class of share, shall hold pre-emption rights to subscribe for new shares pro rata to the number of shares previously owned.

Vid ökning av aktiekapitalet genom fondemission ska nya aktier emitteras av varje aktieslag i förhållande till det antal aktier av samma slag som finns sedan tidigare. Därvid ska gamla aktier av visst aktieslag medföra rätt till nya aktier av samma aktieslag. Vad som nu sagts ska inte innebära någon inskränkning i möjligheten att genom fondemission, efter erforderlig ändring av bolagsordningen, ge ut aktier av nytt slag.

In the event of a bonus issue, new shares of each class shall be issued pro rata to the number of shares of the same class previously issued. In connection therewith, the owners of existing shares of a certain class shall entitle the holder to new shares of the same class. This shall not entail any restrictions on the possibility of issuing new shares of a new class by means of a bonus issue, following the required amendment to the articles of association.

Minskning av aktiekapitalet, dock inte till mindre än det minst tillåtna aktiekapitalet, kan på begäran av ägare av C-aktie och efter beslut av bolagets styrelse eller bolagsstämma, ske genom inlösen av C-aktier. Begäran från aktieägare ska framställas skriftligen. När minskningsbeslut fattas, ska ett belopp motsvarande minskningsbeloppet avsättas till reservfonden om härför erforderliga medel finns tillgängliga. Inlösenbeloppet per C-aktie ska vara aktiens kvotvärde.

Reduction of share capital, which in any case shall not fall below the minimum share capital, may, upon the request of an owner of C-shares and a resolution by the company’s Board of Directors or the general meeting, take place through redemption of C-shares. A request from a shareholder shall be made in writing. When a resolution on reduction has been passed, an amount corresponding to the reduction amount shall be transferred to the company’s reserve fund, if required funds are available. The redemption amount per C- share shall correspond to the quota value of such share.

Ägare av aktie som anmälts för inlösen ska vara skyldig att omedelbart efter erhållande av underrättelse om inlösenbeslut erhålla lösen för aktien eller, där Bolagsverket eller rättens tillstånd till minskningen erfordras, efter erhållande av underrättelse att lagakraftvunna beslut registrerats.

Following notice of the redemption resolution, holders of shares shall promptly receive payment for the shares, or, if authorization from the Swedish Companies Registration Office (Sw. Bolagsverket) or a court is required, following notice that the final decision has been registered.

5 §	Omvandlingsförbehåll / Conversion clause

C-aktier som innehas av bolaget ska på beslut av styrelsen kunna omvandlas till stamaktier. Styrelsen ska därefter genast anmäla omvandling för registrering hos Bolagsverket. Omvandlingen är verkställd när registrering skett och omvandlingen antecknats i avstämningsregistret.

C-shares held by the company may, upon decision of the board of directors be reclassified into ordinary shares. Immediately thereafter, the board of directors shall register the reclassification to the Swedish Companies Registration Office. The reclassification is effected when it has been registered and the reclassification been reflected in the central securities depository register.

6 §	Styrelse / Board of Directors

Styrelsen ska, till den del den utses av bolagsstämman, bestå av lägst tre (3) och högst tio (10) ledamöter.

The Board of Directors elected by the shareholders’ meeting shall comprise not less than three (3) and not more than ten (10) members.

7 §	Revisorer / Auditors

Bolaget ska ha en till två (1–2) revisorer med högst två (2) revisorssuppleanter eller ett registrerat revisionsbolag.

The company shall have one or two (1–2) auditors and not more than two (2) alternate auditors or a registered accounting firm.

8 §	Kallelse till bolagsstämma / Notice to attend shareholders’ meetings

Kallelse till bolagsstämma ska ske genom annonsering i Post- och Inrikes tidningar samt på bolagets webbplats, inom sådan tid som följer av aktiebolagslagen (2005:551). Att kallelse har skett ska annonseras i Svenska Dagbladet.

Notice of shareholders’ meetings shall be published in the Swedish Official Gazette and on the company’s website, within such time as set forth in the Swedish Companies Act (2005:551). It shall be announced in Svenska Dagbladet that a notice has been issued.

9 §	Deltagande på bolagsstämma / Participation at shareholders’ meetings

Aktieägare som vill delta på bolagsstämma ska dels vara upptagen som aktieägare i sådan utskrift eller annan framställning av hela aktieboken som avses i 7 kap. 28 § tredje stycket aktiebolagslagen (2005:551), dels anmäla detta till bolaget senast den dag som anges i kallelsen till stämman. Sistnämnda dag får inte vara söndag, annan allmän helgdag, lördag, midsommarafton, julafton eller nyårsafton och inte infalla tidigare än femte vardagen före stämman. Aktieägaren får vid bolagsstämman medföra biträden (högst två), dock endast om aktieägaren anmält detta enligt föregående stycke.

Shareholders who wish to participate at a shareholders’ meeting shall be registered as shareholders on a transcript of the entire share register as stipulated in Chapter 7, Section 28, third paragraph of the Swedish Companies Act (2005:551) and shall also provide notification of their intention to attend the meeting no later than on the date stipulated in the notice convening the shareholders’ meeting. The latter mentioned day must not be a Sunday, any other public holiday, Saturday, Midsummer’s Eve, Christmas Eve or New Year’s Eve and must not be more than the fifth weekday prior to the meeting. If a shareholder wishes to be joined by proxy (not more than two proxies) at the shareholders’ meeting, the number of proxies must be stated in the notice of participation.

10 §	Insamling av fullmakter och poströstning / Collection of power of attorneys and postal voting

Styrelsen får samla in fullmakter enligt det förfarande som anges i 7 kap. 4 § 2 st. aktiebolagslagen (2005:551).

The Board of Directors may collect powers of attorney in accordance with the procedure described in Chapter 7, Section 4, second paragraph of the Swedish Companies Act (2005:551).

Styrelsen får inför en bolagsstämma besluta att aktieägarna ska kunna utöva sin rösträtt per post före bolagsstämman.

The Board of Directors has the right before a shareholders’ meeting to decide that shareholders shall be able to exercise their right to vote by post before the shareholders’ meeting.

11 §	Utomståendes närvaro vid bolagsstämma / The right for persons not being shareholders to attend a shareholders’ meeting

Styrelsen får besluta att den som inte är aktieägare i bolaget ska, på de villkor som styrelsen bestämmer, ha rätt att närvara eller på annat sätt följa förhandlingarna vid en bolagsstämma.

The Board of Directors may resolve that persons not being shareholders of the company shall be entitled, on the conditions stipulated by the Board of Directors, to attend or in any other manner follow the discussions at a shareholders’ meeting.

12 §	Ärenden på årsstämman / Matters at annual shareholders’ meetings

Årsstämma hålls årligen inom sex månader efter räkenskapsårets utgång.

The annual shareholders’ meeting is held each year within six months of the end of the financial year.

På årsstämma ska följande ärenden behandlas:

The following matters shall be addressed at annual shareholders’ meetings:

1.	Val av ordförande vid stämman, Election of a chairman of the meeting;

2.	Upprättande och godkännande av röstlängd, Preparation and approval of the voting register;

3.	Godkännande av dagordning, Approval of the agenda;

4.	Val av en eller två justeringspersoner, Election of one or two persons to attest the minutes;

5.	Prövning av om stämman blivit behörigen sammankallad, Determination of whether the meeting was duly convened;

6.	Föredragning av framlagd årsredovisning och revisionsberättelse samt, i förekommande fall, koncernredovisning och koncernrevisionsberättelse,
Presentation of the annual report and auditor’s report and, where applicable, the consolidated financial statements and auditor’s report for the group;

7.	Beslut om Resolutions regarding

(a)	fastställande av resultaträkning och balansräkning, samt, i förekommande fall, koncernresultaträkning och koncernbalansräkning, adoption of the income statement and balance sheet and, where applicable, the consolidated income statement and consolidated balance sheet;

(b) dispositioner beträffande vinst eller förlust enligt den fastställda balansräkningen, allocation of the company’s profit or loss according to the adopted balance sheet;

(c) ansvarsfrihet åt styrelseledamöter och verkställande direktör, discharge from liability for board members and the managing director;

8.	Fastställande av styrelse- och revisorsarvoden, Determination of fees for the Board of Directors and the auditors;

9.	Val av styrelse och revisionsbolag eller revisorer, Election of the Board of Directors and accounting firm or auditors;

10.	Annat ärende, som ankommer på stämman enligt aktiebolagslagen eller bolagsordningen. Any other business incumbent on the meeting according to the Companies Act or the articles of association.

13 §	Räkenskapsår / Financial year

Bolagets räkenskapsår ska vara kalenderår.

The company’s financial year shall be the calendar year.

14 §	Avstämningsbolag / Euroclear company

Bolagets aktier ska vara registrerade i ett avstämningsregister enligt lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument.

The company’s shares shall be registered in a securities register in accordance with the Swedish Securities Register and Financial Instruments Accounts Act (1998:1479).

15 §	Forum i USA / US forum

Utan inskränkning av svenska forumbestämmelser och utan tillämpning av 7 kap. 54 § aktiebolagslagen (2005:551) ska United States District Court for the Southern District of New York utgöra exklusivt forum för hantering av krav som har inlämnats i USA baserat på US Securities Act från 1933 i dess vid var tid gällande lydelse, såvida inte bolaget skriftligen samtycker till val av ett alternativt forum.